UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Arcosa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ARCOSA

2020 | NOTICE OF ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Dear Fellow Shareholder:

We are pleased to invite you to our Annual Meeting of Shareholders on Tuesday, May 5, 2020 at 8:30 a.m. (CDT), which will be held at Ross Tower in the Lower Level Conference Center, 500 N. Akard St., Dallas, Texas 75201. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, by Internet, or by signing, dating and returning your proxy card (or voting instruction form, if you hold shares through a broker or other nominee) by mail. You may also vote in person at the Annual Meeting.

Thank you for being a shareholder and for your continued support and interest in Arcosa, Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best
Chairman of the Board

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 5, 2020
8:30 a.m., Central Daylight Time
Ross Tower, Lower Level Conference Center
500 N. Akard St., Dallas, Texas 75201*

To Arcosa, Inc. Shareholders:

Please join us for the 2020 Annual Meeting of Shareholders of Arcosa, Inc. The meeting will be held at Ross Tower in the Lower Level Conference Center at 500 N. Akard St., Dallas, Texas 75201, on Tuesday, May 5, 2020, at 8:30 a.m., Central Daylight Time.

At the meeting, the shareholders will act on the following matters:

(1)	Election of three (3) Class II Directors, each to serve for a one-year term ending at the 2021 Annual Meeting of Shareholders;
(2)	Advisory vote on named executive officer compensation;
(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
(4)	Any other matters that may properly come before the meeting, or any adjournments or postponements thereof.

All shareholders of record at the close of business on March 9, 2020 are entitled to vote at the meeting, or at any postponement or adjournment of the meeting. A list of the shareholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

YUKI P. WHITMIRE
Associate General Counsel and Corporate Secretary

March 24, 2020

*	We are actively monitoring the public health and travel concerns relating to the novel coronavirus (COVID-19) and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at https://ir.arcosa.com under the heading “Investors” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

YOUR VOTE IS IMPORTANT!We urge you to cast your vote promptly, even if you plan to attend the Annual Meeting in person. You may vote via the Internet, by telephone or, if you have received or requested a printed version of these proxy materials, by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 5, 2020: This Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2019, are available for viewing, printing, and downloading at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	Place	Record Date	Voting
8:30 a.m., Central Daylight Time, May 5, 2020	Ross Tower, Lower Level Conference Center 500 N. Akard St. Dallas, TX 75201	March 9, 2020	Shareholders as of the record date are entitled to vote

Agenda and Voting Recommendations

Proposal No.	Description	Board Recommendation	Page
1	Election of Class II Directors	✔ FOR each nominee	13
2	Advisory vote to approve named executive officer compensation	✔ FOR	17
3	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020	✔ FOR	18

Class II Director Nominees

The following table provides summary information about each nominee for Class II director to serve for one-year terms expiring at the 2021 annual meeting of stockholders, or when their successors are duly elected and qualified. Each director is elected by a majority of votes cast.

Nominee	Age	Principal Occupation	Committees
Joseph Alvarado	67	Retired Chairman and Chief Executive Officer of Commercial Metals Company	Human Resources Committee, and Corporate Governance and Directors Nominating Committee
Jeffrey A. Craig	59	Chief Executive Officer and President of Meritor, Inc.	Audit Committee
John W. Lindsay	59	Chief Executive Officer and President of Helmerich & Payne, Inc.	Human Resources Committee

Corporate Governance Highlights

The Company is committed to good corporate governance practices, which we believe recognize shareholder interests and support the success of our business. Our corporate governance practices are highlighted below:

✔	Independent Board Chairman
✔	8 of 9 Board members are independent
✔	Limits on other public company board service
✔	Regularly-scheduled executive sessions of independent directors
✔	100% Independent Audit, Human Resources, and Corporate Governance and Directors Nominating Committees
✔	Majority voting policy for uncontested director elections
✔	Enterprise Risk Management program with full Board and committee oversight
✔	Annual Board and committee self-performance evaluations
✔	Shareholders’ ability to nominate directors through proxy access
✔	Robust director and senior officer stock ownership requirements
✔	Policies prohibiting short sales, hedging, margin accounts, and pledging of Arcosa stock
✔	Extensive shareholder engagement program
✔	Clawback policy in place
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How to Vote

ONLINE	TOLL-FREE NUMBER	MAIL (if you received a paper copy of the proxy materials by mail)	IN PERSON
Go to www.proxyvote.com	Use the toll-free number on the Notice or Proxy Card	Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Complete, sign and date a ballot at the Annual Meeting

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.
Your shares will be voted in accordance with your instructions.

2020 PROXY STATEMENT | 2

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Date:	May 5, 2020
Time:	8:30 a.m., Central Daylight Time
Location*:	Ross Tower, Lower Level Conference Center
500 N. Akard St.
Dallas, Texas 75201

This Proxy Statement is being provided to the shareholders of Arcosa, Inc. (“Arcosa” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at Ross Tower in the Lower Level Conference Center, 500 N. Akard St., Dallas, Texas 75201 on Tuesday, May 5, 2020, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company’s mailing address is 500 N. Akard St., Suite 400, Dallas, Texas 75201.

*	We are actively monitoring the public health and travel concerns relating to the novel coronavirus (COVID-19) and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at https://ir.arcosa.com under the heading “Investors” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who is entitled to vote and how many votes do I have?

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 9, 2020. At that date, there were outstanding and entitled to vote 48,279,093 shares of Common Stock. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Annual Report to Shareholders for the fiscal year ended December 31, 2019 (“2019 Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to shareholders on or about March 24, 2020. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information

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contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares?

Shareholder of Record or Registered Shareholder. If your shares of Common Stock are registered directly in your name with our transfer agent, you are considered a “shareholder of record” or a “registered shareholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm, or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from the bank, brokerage firm, or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm, or similar organization as to how to vote the shares held in your account.

How do I vote if I am a shareholder of record?

By Telephone or Internet. All shareholders of record can vote by telephone using the toll-free telephone number on the Notice or proxy card, or through the Internet at the web address provided, and using the procedures and instructions described on the Notice or proxy card.

By Written Proxy. If you are a shareholder of record and receive a Notice card, you may request a written proxy card by following the instructions included in the Notice.

In Person. All shareholders of record may vote in person at the Annual Meeting. Proof of stock ownership and some form of photo identification (such as a valid driver's license or passport) will be required to attend and vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.

How do I vote if I am a beneficial owner of shares?

As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail. As a beneficial owner, you are invited to attend the Annual Meeting, but you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Who will vote my shares at the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?

The persons named as proxies in the proxy card or electronic voting form will vote your shares according to your instructions. If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the three nominees for Class II directors as set forth in this Proxy Statement; (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.

What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary, or routine, matter but does not have the authority to vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters.

Under New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2020 (Proposal 3) is considered a

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“discretionary” or “routine” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” or “non-routine” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

Can I change or revoke my vote?

If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you cast your vote by executing a proxy card bearing a later date, vote by telephone or Internet, or by attending the Annual Meeting and voting in person. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

What constitutes a “quorum” for the meeting?

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

What is the voting requirement to approve each of the proposals, and how are votes counted?

Proposal	Description	Votes Required for Approval	Effect of Abstention
1	Election of Class II Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting
An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.

An incumbent director nominee who is not elected is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Proposal 1 - Election of Class II Directors.”

2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
3	Ratification of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2020	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.

Cumulative voting is not permitted in the election of directors. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays for the solicitation of proxies?

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the Internet, proxies may be solicited by directors, officers, and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $9,500 plus expenses.

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What does it mean if I receive more than one Notice, proxy card, or voting instructions?

This means that you have multiple accounts in which you own our Common Stock. Please vote all Notices, proxy cards, or voting instructions from us to ensure that all of your shares of Common Stock are voted.

What is “householding”?

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report, or Proxy Statement, as applicable, to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the shareholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement, or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201, or by telephone at 972-942-6500. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a shareholder sharing an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

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CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this Proxy Statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the shareholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.

The Board of Directors has adopted Corporate Governance Principles, which are reviewed annually by the Corporate Governance and Directors Nominating Committee. The Company also has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, and controller, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website at www.arcosa.com to the extent applicable to an executive officer, principal accounting officer, controller, or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s website at www.arcosa.com under the heading “Investors — Corporate Governance — Additional Governance Documents.”

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.arcosa.com under the heading “Investors — Corporate Governance — Additional Governance Documents — Arcosa Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines.

As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: Joseph Alvarado, Rhys J. Best, David W. Biegler, Jeffrey A. Craig, Ronald J. Gafford, John W. Lindsay, Douglas L. Rock, and Melanie M. Trent. The Board determined that Antonio Carrillo is not independent because of his employment by the Company.

Board Leadership Structure

As our independent, non-executive Chairman of the Board, Mr. Best (i) presides over all meetings of the Board and shareholders, (ii) reviews and approves meeting agendas, meeting schedules and other information, as appropriate, (iii) acts as a liaison between the outside directors and management, (iv) consults on shareholder engagement and governance matters, (v) has the right to call special board or shareholder meetings, and (vi) performs such other duties as the Board requires from time to time. The Board believes that this structure allows our Chief Executive Officer to focus on operating and managing the Company and leverages our Chairman’s experience in guidance and oversight.

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While the Board believes that this structure is currently in the best interests of the Company and its shareholders, it does not have a policy with respect to separating the Chairman of the Board and the Chief Executive Officer roles and could adjust the structure in the future as it deems appropriate.

Our Audit, Human Resources, and Corporate Governance and Directors Nominating Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Audit, Human Resources, and Corporate Governance and Directors Nominating Committees provides a structure for strong independent oversight of our management.

Board Meetings and Committees

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. The Board of Directors held five meetings in 2019. The Board also meets regularly in non-management executive sessions. In 2019, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting, and each director attended the 2019 Annual Meeting.

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.arcosa.com under the heading “Investors — Corporate Governance — Board Committees & Charters.” Mr. Carrillo, Chief Executive Officer and President (“CEO”) of the Company, does not serve on any Board committee. Director membership of the committees and the number of committee meetings held in 2019 are identified below.

Director	Audit Committee	Corporate Governance & Directors Nominating Committee	Human Resources Committee
Antonio Carrillo
Rhys J. Best
Joseph Alvarado		*	*
David W. Biegler			**
Jeffrey A. Craig	*
Ronald J. Gafford		**
John W. Lindsay			*
Douglas L. Rock	**
Melanie M. Trent	*	*
2019 Meetings	6	3	5
*	Member
**	Chair

Audit Committee

The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, our VP of Audit, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management,

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and mitigation, compliance with corporate policies, compliance programs, internal controls, and summaries of management’s travel and entertainment reports; and (c) performs such other matters as the Audit Committee deems appropriate.

The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company and approves audit fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Rock, Chair of the Audit Committee, and Mr. Craig are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board and its committees. Each of the members of the Governance Committee is an independent director under the NYSE listing standards. In performing its annual review of director compensation, the Governance Committee may utilize independent compensation consultants from time to time to assist in making its recommendations to the Board.

The Governance Committee will consider director candidates recommended to it by shareholders. In considering candidates submitted by shareholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the shareholder and the recommended candidate; and
•	the name, age, business and residence addresses of the candidate, the candidate’s resumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the shareholders.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 500 N. Akard St., Suite 400, Dallas, Texas 75201, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Shareholders.

The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

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The Governance Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates. As described above, the Governance Committee will also consider candidates recommended by shareholders.

Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors; and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board of Directors in its responsibilities relating to the competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers identified in this Proxy Statement. Each of the members of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees.

The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of the Company’s CEO and recommends his compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other named executive officers.

The Role of the Compensation Consultant

In 2019, our HR Committee retained two compensation consultants, Meridian Compensation Partners, LLC (the “Compensation Consultant”) from January through July 2019, and Pay Governance LLC (“New Compensation Consultant,” and together with the Compensation Consultant, the “2019 Compensation Consultants”) from July through December 2019 to provide a variety of executive compensation consultant services as independent compensation consultants. The services provided by the 2019 Compensation Consultants in 2019 include: (i) review and assist in the design of the Company’s executive compensation programs, (ii) provide insight into executive compensation practices used by other companies, (iii) benchmark the Company’s executive compensation pay levels with relevant peer survey data, (iv) provide proxy disclosure information for comparator companies, and (v) provide input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.

Each of the 2019 Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that such 2019 Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2019 to each of the 2019 Compensation Consultants by the Company represented less than 1% of such 2019 Compensation Consultant’s total annual revenues for 2019. The internal policies of each of the 2019 Compensation Consultants prohibit its members, partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from acquiring securities in their client

2020 PROXY STATEMENT | 10

organizations. The employees of each of the 2019 Compensation Consultants providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the 2019 Compensation Consultants has not raised any conflicts of interest and that each of the 2019 Compensation Consultants is independent from the Company and from management.

The Role of Management

The CEO, the CFO, and the head of Human Resources work with the HR Committee and the compensation consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO's compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

The Role of the HR Committee

Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentives, or long-term incentives. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the compensation consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s shareholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day management and mitigation of risk, our Board of Directors has ultimate responsibility for risk oversight. Management reviews and discusses risks with the Board of Directors as part of the business and operating review conducted at each of the regular meetings of the Board of Directors. While the Board of Directors has primary responsibility for overseeing the Company’s risk management, each committee of the Board of Directors also considers risk within its area of responsibility. Each committee regularly reports back to the Board of Directors on its risk oversight activities.

The Audit Committee assesses major financial risk exposures and steps taken by management to address the same, is responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures, and reviews risks identified during the internal and external auditors’ risk assessment procedures. The HR Committee reviews risks arising from our executive compensation programs and management succession planning. The Governance Committee oversees risks related to our governance structure and director compensation programs.

Risk Assessment of Compensation Policies and Practices

The New Compensation Consultant performed a risk assessment with respect to our 2019 incentive compensation plans applicable to our executive officers. Based on this review, the New Compensation Consultant concluded that the Company's executive incentive programs do not encourage excessive risk-taking behaviors. The Company also conducted a detailed risk assessment of our 2019 compensation policies and practices (the “Compensation Policies”)

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for our employees, including our executive officers, and assessed the likelihood and potential impact of the risk presented by the Compensation Policies. Participants in the Compensation Policies risk assessment included the Company’s management, human resources group, internal audit group, and the HR Committee. Based on this review, management has concluded that sufficient controls exist to mitigate the risks related to the Compensation Policies.

Compensation Committee Interlocks and Insider Participation

Messrs. Biegler, Alvarado, and Lindsay served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2019.

Communications with Directors

The Board has established a process to receive communications by mail from shareholders and other interested parties. Shareholders and other interested parties may contact any member of the Board or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 500 N. Akard St., Suite 400, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Employee, Officer and Director Pledging and Hedging Policy

The Company has adopted a policy prohibiting pledging and hedging. The policy prohibits officers, directors and employees of the Company and their respective related persons from (i) selling Arcosa securities short, (ii) pledging or hypothecating any Arcosa securities (e.g. using Arcosa securities for margin loans or to collateralize other indebtedness), or (iii) engaging in derivative transactions, including without limitation hedging, puts and calls, or other transactions involving Arcosa securities.

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PROPOSAL 1 - ELECTION OF CLASS II DIRECTORS

The Board of Directors currently consists of nine members and is currently divided into three classes. The Class II directors have terms expiring at the Annual Meeting. The Class III directors have terms expiring at the 2021 annual meeting of shareholders, and the Class I directors have terms expiring at the 2022 annual meeting of shareholders. Class II directors will be elected to one-year terms at the Annual Meeting, and Class III directors will be elected to one-year terms at the 2021 annual meeting of shareholders. Commencing with the 2022 annual meeting of shareholders, the Board of Directors will no longer be classified, and directors will no longer be divided into classes.

On the recommendation of the Governance Committee, the Board has nominated three candidates to be re-elected as Class II directors at the Annual Meeting. If re-elected, the Class II directors will serve for one-year terms expiring at the 2021 annual meeting of shareholders, or when their successors are duly elected and qualified.

All of the Class II nominees are incumbent directors and, pursuant to the Company's Amended and Restated Bylaws, an incumbent director nominee who is not elected is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy.

The Board is not seeking the election of Class I or Class III directors, whose terms expire at the 2022 and 2021 annual meetings, respectively. You may not vote for a greater number of persons than the nominees named in this Proxy Statement.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.

The Board of Directors believes that each of the director nominees possesses the qualifications described above under “Board Meetings and Committees—Corporate Governance and Directors Nominating Committee.”

The information provided below is biographical information about each of the Class II nominees, as well as the remaining incumbent directors, including a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

The Board of Directors recommends that you vote FOR each of the Nominees for Class II Director.

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Class II - Nominees for Election as Directors for Terms Expiring in 2021

Joseph Alvarado Age: 67 Director Since: 2018 Independent Committee Memberships: Corporate Governance and Directors Nominating; Human Resources
Mr. Alvarado is the retired Chairman and CEO of Commercial Metals Company (“CMC”), a global manufacturer, recycler and marketer of steel and other metals. Mr. Alvarado joined CMC in April 2010, and prior to serving as Chairman from 2013 to 2018 and CEO from 2011 to 2017 he held the position of Executive Vice President and Chief Operating Officer. Prior to his tenure at CMC, Mr. Alvarado served as President, U.S. Steel Tubular Products for U.S. Steel Corp. after the completed acquisition of Lone Star Technologies, Inc. where he had served as President and Chief Operating Officer from 2004 to 2007. Prior to this, Mr. Alvarado served as a Vice President for Ispat North America Inc. (now Arcelor Mittal) in 1998 and as an Executive Vice President at Birmingham Steel Company in 1997. Mr. Alvarado began his career at Inland Steel Company in 1976, and in 1988 he was appointed Vice President and General Manager, Sales and Marketing for Inland Bar Company and was made President in 1995. Mr. Alvarado currently serves as a director of Trinseo, Kennametal, Inc., and PNC Financial Services Group, Inc., and he was a director of Spectra Energy from 2011 until February 2017 when Spectra Energy merged with Enbridge, Inc. He has also served on the board of directors of various industry trade associations and community organizations.

Mr. Alvarado's significant management experience provides the Board with additional perspective on the Company's operations, including the Company's construction products and steel fabrication businesses.

Jeffrey A. Craig Age: 59 Director Since: 2018 Independent Committee Memberships: Audit (Financial Expert)
Mr. Craig has served as Chief Executive Officer and President of Meritor, Inc., a global supplier for commercial vehicle manufacturers, since April 2015. Prior to this, from June 2014 to March 2015, Mr. Craig was President and Chief Operating Officer, with oversight of Meritor’s business segments - Commercial Truck & Industrial and Aftermarket & Trailer. He has been a member of the Meritor Board of Directors since April 2015. Prior to taking on the role of President and COO, Mr. Craig was Senior Vice President and President of Meritor’s Commercial Truck & Industrial segment from February 2013 to May 2014. He served as Senior Vice President and Chief Financial Officer at Meritor from February 2009 to January 2013 and has held various leadership positions at the company since 2006. Before joining Meritor, Mr. Craig served as President and CEO of General Motors Acceptance Corp.’s (“GMAC”) Commercial Finance organization from 2001 to 2006. Prior to that, Mr. Craig was President and CEO of GMAC’s Business Credit division from 1999 until 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit partner.

Mr. Craig's significant management experience provides the Board with additional perspective on the Company’s operations, including the Company’s transportation products businesses.

John W. Lindsay Age: 59 Director Since: 2018 Independent Committee Memberships: Human Resources
Mr. Lindsay has served as Chief Executive Officer of Helmerich & Payne, Inc., a provider of drilling services and technologies, since 2014 and President and Director since 2012. Mr. Lindsay joined Helmerich & Payne in 1987 and has served in various positions including Vice President, U.S. Land Operations from 1997 to 2006 for Helmerich & Payne International Drilling Co., Executive Vice President, U.S. and International Operations from 2006 to 2010, Executive Vice President and Chief Operating Officer from 2010 to 2012, and President and Chief Operating Officer of Helmerich & Payne from 2012 to 2014.

Mr. Lindsay's significant management experience provides the Board with additional perspective on the Company's operations, including the Company's energy equipment businesses.

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Class III - Continuing Directors Whose Terms Expire in 2021

Rhys J. Best Age: 73 Director Since: 2018 Non-Executive Chairman Independent Committee Memberships: None
Mr. Best is Non-Executive Chairman of MRC Global, Inc., a global industrial distributor of infrastructure products and services for the energy industry. From 1999 to 2004, Mr. Best served as Chairman, President, and Chief Executive Officer of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. He was also Chairman and Chief Executive Officer of Lone Star Technologies, Inc. from 2004 until its acquisition by U.S. Steel Corp. in 2007. Mr. Best is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, and Commercial Metals Corporation. From 2004 to 2014, he served on the board of directors of Crosstex Energy, L.P. and also served as Non-Executive Chairman of Crosstex from 2009 to 2014. From 2005 until November 2018, he was a member of the board of directors of Trinity Industries, Inc., and from 2007 until December 2018, he served on the board of directors of Austin Industries, Inc. In 2014, Mr. Best was selected as 2014 Director of the Year by the National Association of Corporate Directors.

Mr. Best has extensive experience in managing and leading significant industrial enterprises. His executive experience and service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its construction products and energy equipment businesses, as well as its international operations and any future international opportunities.

David W. Biegler Age: 73 Director Since: 2018 Independent Committee Memberships: Human Resources (Chair)
Mr. Biegler serves as a director of Southcross Energy Partners GP, LLC (“Southcross GP”), and served from March 2018 to September 2018 as acting Chairman, President, and Chief Executive Officer, served as Chairman from 2015 to 2018, as Chairman, President, and Chief Executive Officer from 2012 to 2015, and as Chairman and Chief Executive Officer from 2011 to 2012. Southcross GP is the general partner of Southcross Energy Partners, L.P. (“Southcross LP”), a company engaged in natural gas transportation and processing. Mr. Biegler served as Chairman of Southcross Holdings LP, which is currently the sole owner of Southcross GP, from August 2014 to January 2017, and served as its Chief Executive Officer from August 2014 to December 2014. Mr. Biegler also served as a director of Dynegy, Inc., a provider of wholesale power, capacity and ancillary services, from 2003 to 2011, and interim President and Chief Executive Officer of Dynegy, Inc. from March 2011 to April 2011. From 1992 until November 2018, he was a member of the board of directors of Trinity Industries, Inc. He retired as Vice Chairman of TXU Corp. in 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 to 2001. Mr. Biegler is also a director of Southwest Airlines, Inc. and previously served on the board of Austin Industries, Inc. In November 2011, after Mr. Biegler had resigned from the Dynegy, Inc. board of directors, certain subsidiaries of Dynegy, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His executive experience and service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its energy equipment businesses.

Antonio Carrillo Age: 53 Director Since: 2018 CEO and President Committee Memberships: None
Mr. Carrillo serves as Arcosa’s President and Chief Executive Officer, as well as a member of its Board of Directors. From April 2018 until November 2018, Mr. Carrillo served as the Senior Vice President and Group President of Construction, Energy, Marine and Components of Trinity Industries, Inc. From 2012 to February 2018, Mr. Carrillo served as the Chief Executive Officer of Orbia Advance Corporation (formerly known as Mexichem S.A.B. de C.V.) (“Orbia”), a publicly-traded global specialty chemical company. Prior to joining Orbia, Mr. Carrillo spent 16 years at Trinity Industries where he served as Senior Vice President and Group President of Trinity Industries’ Energy Equipment Group and was responsible for Trinity Industries’ Mexico operations. Mr. Carrillo previously served as a director of Trinity Industries from 2014 to November 2018 and as a director of Dr. Pepper Snapple Group, Inc. from 2015 to 2018. Mr. Carrillo currently serves as a director of NRG Energy.

Mr. Carrillo brings significant knowledge and understanding of Arcosa’s products, services, operations, and business environment. In addition, he has broad experience in managing and leading a significant industrial enterprise in Mexico, where Arcosa has a number of operations.

2020 PROXY STATEMENT | 15

Class I - Continuing Directors Whose Terms Expire in 2022

Ronald J. Gafford Age: 70 Director Since: 2018 Independent Committee Memberships: Corporate Governance and Directors Nominating (Chair)
Mr. Gafford served as President and Chief Executive Officer of Austin Industries, Inc., a U.S.-based construction company, from 2001 to 2012, and Chairman from 2008 to 2012, when he retired. Mr. Gafford is the Chairman of the Board of Rees Architects, Inc., a privately-held architecture firm. Mr. Gafford previously served on the board of directors of Daseke, Inc. from 2015 until 2019, and from 1999 until November 2018, he was a member of the board of directors of Trinity Industries, Inc. Mr. Gafford began his career as a Project Engineer/Estimator and later a Project Manager for the Henry C. Beck Company in Dallas, TX. He later joined the Trammell Crow Company and served as Partner for their Construction and Development.

Mr. Gafford has extensive experience in managing and leading a significant industrial enterprise. His service as the CEO of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations, including its construction products businesses.

Douglas L. Rock Age: 72 Director Since: 2018 Independent Committee Memberships: Audit (Chair; Financial Expert)
From 1990 to 2010, Mr. Rock served as the Chairman of Smith International, Inc., a provider of products and services to oil and gas exploration and production companies. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President, and Chief Operating Officer from 1989 to 2008. From 2010 until November 2018, he served as a member of the board of directors of Trinity Industries, Inc.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His executive experience and service on the boards of other companies provides the Board with additional perspective on the Company’s operations, including its energy equipment businesses.

Melanie M. Trent Age: 55 Director Since: 2018 Independent Committee Memberships: Audit Corporate Governance and Directors Nominating
Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc (now known as Valaris plc), a global offshore contract drilling company, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She serves as a director for Diamondback Energy, Inc., an oil and natural gas company, and Frank’s International N.V., a global tubular and oil and gas service provider.

Ms. Trent's strong legal & executive management experience, diverse background, and knowledge of oil and gas industry provides the Board with additional perspective on the Company’s operations.

2020 PROXY STATEMENT | 16

PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval, on an advisory basis, from its shareholders of the compensation of its named executive officers as described in this Proxy Statement.

As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of shareholders, and (iii) links compensation to business objectives and strategies.

This proposal provides shareholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion, is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. At the 2019 Annual Meeting, the Company had an advisory vote regarding the frequency of having the Company’s shareholders vote on named executive officer compensation. The proposal received 93% in favor of every year, and the Company followed that recommendation. Therefore, after the 2020 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2021 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that you vote FOR approval of this resolution

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PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the year ending December 31, 2020. Although the Bylaws do not require that we seek shareholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2019 and 2018

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees for other non-audit services rendered by Ernst & Young during the period.

	2019	2018
Audit fees	$1,731,315	$1,060,000	*
Audit-related fees	199,000	3,000	*
Tax fees	137,500	5,000	*
*	Reflects fees paid by the Company to Ernst & Young. Fees paid by the Company's former parent, Trinity Industries, Inc. (“Trinity” or “Former Parent”), to Ernst & Young for periods prior to the November 1, 2018 date of the spin-off of the Company from Former Parent (the “Separation”) are not included in the table above.

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

Audit fees include fees associated with the annual audit of the Company’s consolidated and combined financial statements; incremental audit procedures related to the acquisition of ACG Materials; and statutory audits in Mexico and Europe.

Audit-Related Fees

Audit related fees are for due diligence services and agreed upon services related to the Company's 401(k) plan, and the use of online research tools.

Tax Fees

Tax fees include fees for general tax consultations, consultations on legal entity restructuring, and tax advice related to the work opportunity tax credit.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the services or

2020 PROXY STATEMENT | 18

category of services and includes an anticipated budget. In addition, the Audit Committee also may pre-approve services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. All services set forth in the table above were pre-approved by the Audit Committee before being rendered.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that two of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.arcosa.com under the heading “Investors — Corporate Governance — Board Committees & Charters— Arcosa Audit Committee Charter.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s financial statements, internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated and combined financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated and combined financial statements for the fiscal year ended December 31, 2019 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated and combined financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management, the Company's internal auditors, and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended to the Board of Directors that the audited consolidated and combined financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

Audit Committee

Douglas L. Rock, Chair
Jeffrey A. Craig
Melanie M. Trent

The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and the pay programs applicable to our named executive officers (“NEOs” or “Named Executive Officers”) in 2019, which was Arcosa’s first full year as an independent, publicly-traded company following the Separation from Former Parent on November 1, 2018. For 2019, the Named Executive Officers of the Company were:

•	Mr. Antonio Carrillo, President and Chief Executive Officer
•	Mr. Scott C. Beasley, Chief Financial Officer
•	Mr. Kerry S. Cole, President of Energy Equipment
•	Mr. Jesse E. Collins, Jr., President of Transportation Products
•	Mr. Reid S. Essl, President of Construction Products
•	Mr. Bryan P. Stevenson, Chief Legal Officer

For this CD&A, we have included all six executive officers of the Company as Named Executive Officers for purposes of continuity year-to-year.

This CD&A is organized into the following sections:

•	Executive Summary, page 21
•	Our Executive Compensation Policies and Practices, page 23
•	2019 Compensation Program Philosophy, page 24
•	Compensation Approach and Benchmarking, page 24
•	Components of Compensation, page 26
•	2019 Annual Target Total Compensation Mix, page 26
•	2019 Annual Target Total Compensation Opportunities, page 27
•	2019 Annual Compensation Determination, page 27
•	Other Compensation Plans, page 33
•	Tax and Accounting Implications of Executive Compensation, page 35
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Executive Summary

2019 Performance

In 2019, Arcosa delivered strong results in its first year as an independent public company, exceeding its performance expectations. From the Separation date on November 1, 2018 through December 31, 2019, Arcosa had a cumulative total return to shareholders of 63%, compared to the S&P Small Cap 600 Index’s return of 7%:(1)

Comparison of Cumulative Total Return
Assumes Initial Investment of $100
Index Value
180
160
140
120
100
80
60
11/01/18
12/31/18
12/31/19
Arcosa, Inc.
S&P Small Cap 600 Index
S&P Small Cap 600 Construction & Engineering Industry Index

(1)	The above graph compares the Company's cumulative total shareholder return from November 1, 2018 (beginning of “regular-way” trading) through December 31, 2019 with the S&P Small Cap 600 Index and the S&P Small Cap 600 Construction & Engineering Industry Index. The data in the graph assumes $100 was invested in each index on November 1, 2018 and assumes the reinvestment of dividends. Copyright Standard and Poor’s, Inc. Used with permission. All rights reserved.

In 2019, we successfully executed our Stage 1 priorities, setting the foundation for our long-term vision to (i) grow in attractive markets where we can achieve sustainable competitive advantages; (ii) reduce the complexity and cyclicality of the overall business; (iii) improve long-term returns on invested capital; and (iv) integrate environmental, social, and governance initiatives into our long-term strategy.

Our 2019 Adjusted EBITDA results exceeded the top end of our guidance range for 2019, which was raised twice during 2019 from the Adjusted EBITDA guidance range that was initially announced at the time of Separation.

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The following is a summary of our 2019 consolidated and segment Adjusted EBITDA* results:

*	See Annex A for a reconciliation of Non-GAAP measures to the most comparable GAAP measures.

In addition, our sales, general, and administrative (“SG&A”) expense finished below budget due to successful expense control across corporate and business units despite incremental stand-alone costs following the Separation.

Payouts to the NEOs under our 2019 annual incentive compensation program (“AIP”) reinforced our strong pay-for-performance philosophy. In designing the 2019 AIP, the HR Committee approved performance metrics that were directly related to our Stage 1 Priorities in furtherance of our long-term goals and approved performance metrics and targets in line with our 2019 guidance. The HR Committee also tied a significant majority of each of the segment president Named Executive Officer’s AIP award to their respective segment performance.

Program Changes in 2019

Following the Separation, the HR Committee engaged in a process of evaluating our pay-for-performance practices to strengthen shareholder alignment, while providing that risk was appropriately mitigated within our pay programs. The following are highlights of key compensation changes that were approved in 2018 and 2019 by the HR Committee to address our objectives moving forward.

•	The Executive Perquisites Plan and certain other perquisites previously provided by the Former Parent were eliminated in 2019.
•	A significant majority of AIP for the segment president Named Executive Officers was tied directly to their respective segment level performance, with AIP payouts correlated to Segment Adjusted EBITDA targets.
•	Approved two separate financial metrics for the performance-based restricted stock unit awards, each driving long-term shareholder value over a three-year performance period based on average return on capital and cumulative adjusted earnings per share.

Shareholder Engagement and Say-on-Pay Results

Arcosa conducted investor outreach in 2018 and 2019 in anticipation of the Separation and as a new publicly-traded company. The HR Committee considered this input when it made changes to our long-term incentive program, including the adoption of new performance metrics. The HR Committee also considered our 2018 say-on-pay vote (over 97% voting in favor) as a sign of our shareholders’ support of Arcosa’s executive compensation philosophy and plans.

This CD&A will be subject to an advisory, non-binding say-on-pay vote at the 2020 Annual Meeting. Our Board and the HR Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. The HR Committee will consider the outcome of future say-on-pay votes as it evaluates the design of our executive compensation programs and the specific compensation decisions for each of our Named Executive Officers.

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Our Executive Compensation Policies and Practices

We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:

What We Do:

✓	Pay for Performance. We believe in a “pay for performance” philosophy, in which a majority of our Named Executive Officers’ compensation is linked to achievement of specific annual and long-term strategic and financial goals and the realization of increased shareholder value. Approximately 83% of our CEO’s compensation, and 61% of the average of all other NEOs’ compensation, is “at risk” compensation.
✓	Maintain Stock Ownership Guidelines. To further align the interests of our executives and directors with those of our shareholders and to assure that our executives and directors own meaningful levels of common stock throughout their tenures with Arcosa, the HR Committee has adopted stock ownership guidelines for our non-employee directors and senior officers of the Company as designated by the HR Committee. The directors and senior officers have five years from the date of adoption of the policy to meet their required stock ownership levels. Each of our Named Executive Officers and directors has either met or is on track to achieve these ownership guidelines within the five-year compliance period. The required level of stock ownership is determined by the number of shares of common stock equal in value to the following multiples:
Title	Ownership Level
Chief Executive Officer	5 times base salary
Chief Financial Officer	3 times base salary
Other Senior Officers	2 times base salary
Board of Directors	5 times annual board cash retainer
✓	Require Double Trigger for Receipt of Severance Payments. Our Named Executive Officers participate in the Arcosa, Inc. Change in Control Severance Plan (the “CIC Plan”), which contains a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of such executive in order for the executive to receive severance payments or accelerated vesting of equity awards that were granted after the effective date of the CIC Plan. We believe that the CIC Plan provides a mechanism for retaining their services and eliminating the distraction to the executives that is inherent in change in control events.
✓	Maintain a Clawback Policy. The Board of Directors has adopted a clawback policy which allows the HR Committee, to the extent legally permitted, to recover incentive compensation if the payment or award was predicated upon achieving financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.
✓	Retain an Independent Compensation Consultant. The HR Committee directly retains an independent compensation consultant each year to provide guidance on executive compensation-related matters and to perform an annual total compensation study including compensation benchmarking information from peer group companies and advise it on matters relating to executive and director compensation.
✓	Prohibit Hedging and Pledging Our Shares. Our insider trading policy prohibits executive officers, employees, and directors from pledging our securities or engaging in hedging or short-term trading of our securities, including, without limitation, short sales or transactions in puts, calls, or other derivative transactions. See “Corporate Governance—Employee, Officer, and Director Pledging and Hedging Policy.”

What We Don’t Do:

✘	No Dividends on Unvested Restricted Stock Units. During the vesting period, recipients do not earn dividends on time-based or performance-based restricted stock units issued by Arcosa. Unvested performance-based restricted stock units also do not accrue dividend equivalents. Unvested awards of time-based restricted stock units accrue dividend equivalents, which will be paid in cash only if and when such awards vest.
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✘	No Excise Tax Gross-Ups for Participants in the Arcosa, Inc. Change in Control Severance Plan. The CIC Plan provides that no excise or other tax gross-ups will be paid under the plan, and that severance benefits will be available only upon termination of employment for “good reason” by an officer or without “cause” by Arcosa within two years following a “change in control.” For a discussion of the CIC Plan, see “Other Compensation Plans” and “Potential Payments upon Termination or Change in Control.”
✘	No Employment Contracts. None of the Named Executive Officers have employment contracts.

2019 Compensation Program Philosophy

Our executive compensation program reflects our pay-for-performance philosophy. The HR Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	support the Company’s overall business strategy and results to drive long-term shareholder value creation while not incentivizing excessive risk taking;
•	emphasize a pay-for-performance culture by creating a strong link between pay and performance by placing a significant portion of compensation at risk based on performance and pre-defined short- and long-term performance goals;
•	attract, retain and motivate key executives by providing market competitive total compensation opportunities; and
•	align executive and investor interests by establishing market-relevant metrics that drive shareholder value creation.

Compensation Approach and Benchmarking

Compensation Approach

The HR Committee, in consultation with management and its compensation consultant, oversees our executive compensation philosophy and reviews and approves compensation for our Named Executive Officers other than the CEO. The independent directors of the Board approve the CEO’s compensation following a review and recommendation by the HR Committee.

The HR Committee retains a compensation consultant to provide it with guidance on executive compensation-related matters and to perform an annual total compensation study, the product of which is compensation benchmarking information (the “Peer Survey Data”) for our Named Executive Officers from peer group companies (the “Peer Group”). After evaluating the Peer Survey Data, our CEO discusses with the HR Committee his evaluation of each Named Executive Officer, excluding himself. The compensation consultant’s analyses, along with the CEO’s compensation recommendations for each Named Executive Officer, are presented to the HR Committee for consideration in determining Named Executive Officer compensation. The HR Committee, following a review and in consultation with the compensation consultant, recommends the CEO’s compensation to the independent directors for their approval.

The HR Committee generally targets the total target compensation of the Named Executive Officers within a competitive range around the median of the Peer Survey Data. The HR Committee considers the targeted range and develops a total target compensation amount for each Named Executive Officer using the objectives described above and the Peer Survey Data as general guidelines. The HR Committee considers additional internal and external factors when making individual compensation decisions, including overall experience and future potential, individual performance, internal reporting structure, internal equity, and our overall pay objectives. This approach supports our philosophy of driving performance and accountability.

Benchmarking and Peer Survey Data for 2019 Compensation

Prior to the Separation, our Former Parent engaged the Compensation Consultant to assist in designing Arcosa’s executive compensation program, including development of a compensation benchmarking peer group for Arcosa as a stand-alone company post-Separation. The Arcosa peer group was developed based on the following attributes:

•	similar revenue size (1/2 to 3 times the size of Arcosa);
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•	representative companies that include construction and building materials companies, heavy equipment manufacturers, steel companies, marine equipment manufacturers, and energy equipment and services companies;
•	executive positions similar in breadth, complexity, and scope of responsibility; and
•	competition for executive talent.

The resulting peer group consisted of 33 companies with median revenues of approximately $2.068 billion. The Arcosa peer group shown below was approved by the Board of Directors of the Former Parent prior to the Separation and remained in effect for 2019 compensation. The Peer Survey Data included data from each company named in the peer group.

Arcosa Peer Companies
Actuant Corporation	Fortune Brands Home & Security, Inc.	Nordson Corporation
AZZ Inc.	Global Brass and Copper Holdings, Inc.	Owens Corning
AK Steel Holding Corporation	Graco Inc.	Park-Ohio Holdings Corp.
Babcock & Wilcox Enterprises, Inc.	Harsco Corporation	SPX FLOW, Inc.
Chart Industries, Inc.	IDEX Corporation	Summit Materials, Inc.
Commercial Metals Company	ITT Inc.	Terex Corporation
Crane Co.	KBR, Inc.	TriMas Corporation
Eagle Materials Inc.	Kirby Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Martin Marietta Materials, Inc.	Vulcan Materials Company
Flowserve Corporation	MasTec, Inc.	Wabash National Corporation
Forterra, Inc.	Matson, Inc.	Watts Water Technologies, Inc.

The Compensation Consultant used regression analysis to provide size-adjusted market data for a company of our revenue size to the HR Committee. The Peer Survey Data includes data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey.

In December 2018, the HR Committee reviewed benchmarking analysis for each Named Executive Officer based on the Peer Survey Data in developing 2019 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for our Named Executive Officers. As a point of reference, when available for the Named Executive Officers, the Compensation Consultant also provided the HR Committee with the most recently available peer group proxy disclosure data for the 2019 peer companies above.

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Components of Compensation

In 2019, the three primary components of the Named Executive Officers' total target direct compensation were base salary, annual incentives and long-term incentives, as described below:

2019 Annual Target Total Compensation Mix

Consistent with our pay for performance philosophy, a significant portion of each Named Executive Officer’s total compensation opportunity is weighted toward performance-based pay and components we believe align with the interests of shareholders. Our annual incentive awards and the performance-based restricted stock unit component of the LTI awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals. The time-based restricted stock unit awards are retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

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For our CEO and our other Named Executive Officers, on average, the charts below show the percentage of 2019 target total direct compensation allocated to each compensation element as well as the amount of target compensation that is at risk. We consider compensation to be at risk if the award or vesting is subject to achievement of performance goals and/or the value received is dependent on our stock price.

2019 Annual Target Total Compensation Opportunities

The following table depicts 2019 target total compensation opportunities for the Named Executive Officers based on their target compensation as in effect at December 31, 2019.

Named Executive Officer	Annual Base Salary Rate	Annual Incentive Plan Target Award	Long-Term Incentive Plan Target Award	Total
Antonio Carrillo	$850,000	$850,000	$3,400,000	$5,100,000
Scott C. Beasley	400,000	250,000	400,000	1,050,000
Kerry S. Cole	440,000	300,000	350,000	1,090,000
Jesse E. Collins, Jr.	358,250	241,750	350,000	950,000
Reid S. Essl	350,000	225,000	350,000	925,000
Bryan P. Stevenson	385,000	220,000	325,000	930,000

2019 Annual Compensation Determination

Individual base salaries and incentive targets for the Named Executive Officers are established based on the breadth, complexity, and scope of each Named Executive Officer’s responsibilities, individual prior performance, experience, internal equity considerations, and market pay data.

Set forth below are the components of total target compensation, how these components were applied to each Named Executive Officer, and an analysis of why such amounts were set or paid.

Prior to the Separation, the Former Parent reviewed market compensation data for Arcosa and approved certain additional or revised terms of compensation for each of Messrs. Beasley, Collins, Essl, and Stevenson, effective as of November 1, 2018, to reflect their promotions into senior executive roles with the Company. Mr. Carrillo’s compensation was approved by the Former Parent, effective in April 2018 in connection with his appointment as an officer of our Former Parent and the future Chief Executive Officer of the Company.

In December 2018, the HR Committee reviewed market compensation data to determine 2019 compensation for each of the Named Executive Officers. Other than as discussed below, the HR Committee made no changes to the components of 2019 target compensation for the NEOs from that which was in effect as of the Separation on November 1, 2018.

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Base Salary

Base salary is intended to attract, motivate and retain key executives by providing a consistent level of pay that appropriately compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position.

The HR Committee reviewed and set the salaries of the Named Executive Officers for 2019 after consideration of the median of the peer group for their respective positions, performance, previous salary changes including those associated with the Separation, experience, and other factors. For 2019, Messrs. Cole, Collins, and Stevenson received a base salary increase as partial compensation for the elimination of the Executive Perquisites Plan and other perquisites previously provided by the Former Parent.

The following chart reflects the adjustments made to each Named Executive Officer’s base salary for 2019:

Named Executive Officer	2018 Annual Base Salary Rate(1)	% Change	2019 Annual Base Salary Rate(2)
Antonio Carrillo	$850,000	0%	$850,000
Scott C. Beasley	400,000	0	400,000
Kerry S. Cole	420,000	5	440,000
Jesse E. Collins, Jr.	350,000	2	358,250
Reid S. Essl	350,000	0	350,000
Bryan P. Stevenson	375,000	3	385,000
(1)	Reflects annual base salary rate in effect as of December 31, 2018. Base salary for each of Messrs. Beasley, Collins, Essl, and Stevenson was increased effective November 1, 2018 in connection with the Separation.
(2)	Reflects annual base salary rate in effect as of December 31, 2019. The increase for Messrs. Cole and Stevenson became effective January 1, 2019, and for Mr. Collins became effective April 1, 2019.

Annual Incentive Compensation

Our goal setting philosophy for the annual incentive compensation program is based on the Company’s annual operating plan. The HR Committee selects performance metrics, performance goals, and other elements of annual incentive compensation with the objective of assuring management’s focus on appropriate operational and financial objectives. The HR Committee believes that there should be clear accountability for the performance of one’s business segment. As a result, under our annual incentive compensation plan, the segment president Named Executive Officers are compensated primarily upon the results of their respective segments. The HR Committee also believes that our corporate executives share the responsibility to support the Company’s overall goals and performance. Accordingly, our annual incentive awards tie a portion of the executives’ pay across our businesses to overall Company performance.

Under our AIP, the HR Committee may choose to, among other things, (i) modify or discontinue annual incentive compensation at any time; (ii) increase or decrease a Named Executive Officer’s annual incentive compensation on a discretionary basis; and (iii) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements. The HR Committee may remove any unusual or infrequently occurring or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

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For 2019, the HR Committee approved the following financial metrics and performance targets for 2019 annual incentive compensation for each of the Named Executive Officers to incentivize performance in alignment with our Stage 1 priorities:

Construction AIP*	Energy AIP*	Transportation AIP*	Corporate AIP

Arcosa Adjusted EBITDA	Arcosa Adjusted EBITDA	Arcosa Adjusted EBITDA	Arcosa Adjusted EBITDA
Construction Products Segment Adjusted EBITDA	Energy Equipment Segment Adjusted EBITDA	Transportation Products Segment Adjusted EBITDA	Adjusted SG&A Expense
Energy Equipment Segment Adjusted EBITDA Margin %
*	Threshold performance for the Segment Adjusted EBITDA metric had to be met for 2019 to be eligible for payout for the Arcosa Adjusted EBITDA metric.

The HR Committee approved the following 2019 target annual incentive opportunities for each Named Executive Officer based on such officer’s position. The HR Committee approved an increase in annual incentive opportunities for Messrs. Cole, Collins, and Stevenson as partial compensation for the elimination of the Executive Perquisites Plan and other perquisites as discussed above. These target opportunities are set forth in the table below.

	2018		2019
Named Executive Officer	Target Annual Incentive Opportunity ($)	% of Annual Base Salary Rate	Target Annual Incentive Opportunity ($)(1)	% of Annual Base Salary Rate
Antonio Carrillo	$850,000	100%	$850,000	100%
Scott C. Beasley	250,000	62.5%	250,000	62.5%
Kerry S. Cole	280,000	66.7%	300,000	68.2%
Jesse E. Collins, Jr.	225,000	64.3%	241,750	67.5%
Reid S. Essl	225,000	64.3%	225,000	64.3%
Bryan P. Stevenson	200,000	53.3%	220,000	57.1%
(1)	The increase for Messrs. Cole and Stevenson became effective January 1, 2019, and for Mr. Collins became effective April 1, 2019.

The following sets forth the financial metrics and actual results that the HR Committee approved for Messrs. Carrillo, Beasley, and Stevenson for 2019, whose performance is evaluated at a corporate level.

Corporate AIP	Metric Weight	Threshold			Target (100%)	Maximum (200%)	2019 Actual
		Goal		Payout%
Arcosa Adjusted EBITDA ($M)	80%	$	<195	0%	$222	$250	$241
Adjusted SG&A Expense ($M)	20%		$199	50%	$192	$179	$180
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The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Cole for 2019, whose performance is evaluated primarily based on the Energy Equipment Segment.

Energy Equipment AIP(1)	Metric Weight	Threshold			Target (100%)	Maximum (200%)	2019 Actual
		Goal		Payout%
Arcosa Adjusted EBITDA ($M)	20%	$	<195	0%	$222	$250	$241
Energy Equipment Segment Adjusted EBITDA ($M)	60%		$83	50%	$94	$115	$117
Energy Equipment Segment Adjusted EBITDA Margin %	20%		11%	50%	12%	13.5%	15.4%
(1)	Energy Equipment AIP with respect to Mr. Cole excludes certain operating plants in Mexico.

The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Collins for 2019, whose performance is evaluated primarily based on the Transportation Products Segment.

Transportation Products AIP	Metric Weight	Threshold			Target (100%)	Maximum (200%)
		Goal		Payout%			2019 Actual
Arcosa Adjusted EBITDA ($M)	20%	$	<195	0%	$222	$250	$241
Transportation Products Segment Adjusted EBITDA ($M)	80%		$64	50%	$73	$90	$64

The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Essl for 2019, whose performance is evaluated primarily based on the Construction Products Segment.

Construction Products AIP	Metric Weight	Threshold			Target (100%)	Maximum (200%)	2019 Actual
		Goal		Payout%
Arcosa Adjusted EBITDA ($M)	20%	$	<195	0%	$222	$250	$241
Construction Products Segment Adjusted EBITDA ($M)	80%		$97	50%	$108	$120	$92

Performance below the minimum threshold results in no payout and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For each of the segment presidents, threshold performance for their respective Adjusted Segment EBITDA metrics had to have been met to be eligible for payout for the Arcosa Adjusted EBITDA metric. The amount of incentive compensation earned is linearly interpolated for performance falling between the specified performance levels.

In March 2020, the HR Committee evaluated our performance and certified 2019 actual results in accordance with the predefined performance metrics and targets under the AIP. Based on this review, the HR Committee approved the following 2019 award payouts for the Named Executive Officers without exercising any discretionary adjustment:

	2019 Annual Incentive Compensation Total Payout
Named Executive Officer	%	($)
Antonio Carrillo	174%	$1,479,000
Scott C. Beasley	174	435,000
Kerry S. Cole	194	582,000
Jesse E. Collins, Jr.	75	178,172
Reid S. Essl	0	0
Bryan P. Stevenson	174	382,800
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2019 Long-Term Incentive Compensation

LTI compensation is a key part of the total target compensation for our Named Executive Officers. The overarching purpose of LTI compensation is to align executives’ interests with those of shareholders and motivate executives to create long-term shareholder value by growing earnings and returns on capital through a variety of strategic and operational initiatives that align to the long-term business plan of the Company as a whole.

For 2019, the HR Committee awarded the Named Executive Officers LTI compensation, consisting of 60% performance-based restricted stock units for the performance period January 1, 2019 through December 31, 2021 and 40% time-based restricted stock units. The HR Committee approved new performance metrics for the performance-based restricted stock units of average return on capital and cumulative adjusted earnings per share, to incentivize long-term growth of shareholder value. The 2019 target LTI award for each Named Executive Officer was set as a specified target dollar value as set forth below. The target values of the Named Executive Officers’ annual LTI awards were set effective as of the Separation as follows:

Named Executive Officer	Target Value of Time-Based Restricted Stock Units ($)(1)	Target Value of Performance-Based Restricted Stock Units ($)(1)	Total Target Value of LTI Award ($)
Antonio Carrillo	$1,360,000	$2,040,000	$3,400,000
Scott C. Beasley	160,000	240,000	400,000
Kerry S. Cole	140,000	210,000	350,000
Jesse E. Collins, Jr.	140,000	210,000	350,000
Reid S. Essl	140,000	210,000	350,000
Bryan P. Stevenson	130,000	195,000	325,000
(1)	Reflects the target value of the Named Executive Officer’s 2019 time-based restricted stock unit award and 2019-2021 performance-based restricted stock unit award. The number of time-based restricted stock units and performance-based restricted stock units granted to the Named Executive Officers was calculated by dividing the target value for each Named Executive Officer by our closing stock price on the grant date of May 7, 2019, which was $36.60 per share.

Time-Based Restricted Stock Units (“RSUs”). Each Named Executive Officer received 40% of his target 2019 LTI grant in the form of time-based restricted stock units to promote long-term executive retention and alignment with shareholders. The time-based restricted stock units cliff vest 100% on the third anniversary of the grant date (May 2022) if the Named Executive Officer remains continuously employed by Arcosa through such date. All time-based restricted stock unit awards are non-voting and provide for dividend equivalent units payable in cash, which will vest on the same schedule as the corresponding time-based restricted stock unit awards.

Performance-Based Restricted Stock Units. The remaining 60% of each Named Executive Officer’s target 2019 LTI grant was made in the form of performance-based restricted stock units. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards following the end of the relevant performance period. These units are non-voting and do not receive dividends or dividend equivalents during the performance period.

The HR Committee approves performance targets and payout ranges at the beginning of the 3-year performance period. Our attainment of the performance levels during the performance period determines the number of performance-based restricted stock units that will be ultimately earned following the end of the performance period. The earned performance-based restricted stock units are settled in shares of common stock after the results of the performance period are determined.

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For the 2019-2021 performance period, the HR Committee approved the following company-wide performance metrics and weighting for the performance-based restricted stock units:

Weighting of Total Performance-Based Equity Award
Average Pre-Tax Return on Capital	50%
Cumulative Adjusted Earnings per Share	50%

The awards will settle in 2022 following determination of results of the 2019-2021 performance period. Each Named Executive Officer may receive from 0% to 200% of his target performance-based restricted stock unit award based on actual performance against the target levels set by the HR Committee. The Named Executive Officers will earn 0% of the target if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly.

2018-2020 Performance-Based Restricted Stock Unit Awards

In 2018, each of the Named Executive Officers received an annual LTI award from the Former Parent, which included a 2018-2020 performance-based restricted stock unit award. At the time of the Separation, these awards were converted to Arcosa performance-based restricted stock unit awards. The awards are based on Arcosa’s Relative Total Stockholder Return as measured against the companies in the S&P MidCap 400 Index, with a baseline stock price as adjusted to reflect the Separation. The following table sets forth the target number of outstanding 2018-2020 performance-based restricted stock unit awards for each of the Named Executive Officers.

Named Executive Officer	Arcosa 2018-2020 Performance- Based Restricted Stock Units (at target) (#)
Antonio Carrillo	62,919
Scott C. Beasley	4,164
Kerry S. Cole	6,477
Jesse E. Collins, Jr.	4,164
Reid S. Essl	4,164
Bryan P. Stevenson	3,424

The awards will settle in 2021 following determination of results of the 2018-2020 performance period. The Named Executive Officers will earn 0% if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly between 30% and 200%.

2017-2019 Performance-Based Restricted Stock Units

In 2017, each of the Named Executive Officers received an annual LTI award from the Former Parent, which included a 2017-2019 performance-based restricted stock unit award. At the time of the Separation, these awards were converted to Arcosa time-based restricted stock units at 158% of target, which was the then-accrued performance level achievement as of the Separation date determined by the Former Parent. The Arcosa time-based restricted stock units vest on the same vesting schedule as the original performance-based restricted stock units of the Former Parent.

Definition of Non-GAAP Performance Measures

The following sets forth the definitions of the non-GAAP financial measures that were approved by the HR Committee in establishing performance levels under our incentive plans. In determining final awards, the HR Committee retains the discretion to make adjustments for incentive plan purposes to eliminate the impact (positive or negative) of items that the HR Committee deems are appropriate.

•	Adjusted EBITDA: operating income (loss) from continuing operations before interest, income taxes, depreciation, depletion, and amortization, extraordinary adjustments to asset values (gains or losses), asset impairment charges, material restructuring/reorganization expenses, gains or losses on extraordinary
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dispositions, gains or losses from currency translation adjustments, acquisition-related gains or expenses (including transaction expenses and purchase price accounting adjustments), the impact of changes in accounting rules, in each case as approved by the HR Committee.

•	Segment Adjusted EBITDA: Segment operating income (loss) from continuing operations before interest, income taxes, depreciation, depletion, and amortization, extraordinary adjustments to asset values (gains or losses), asset impairment charges, material restructuring/reorganization expenses, gains or losses on extraordinary dispositions, gains or losses from currency translation adjustments, acquisition-related gains or expenses (including transaction expenses and purchase price accounting adjustments), the impact of changes in accounting rules, in each case as approved by the HR Committee.
•	Segment Adjusted EBITDA Margin: Segment Adjusted EBITDA divided by segment revenue.
•	Adjusted SG&A: sales, general, and administrative expense, excluding acquisition-related gains and expenses (including transaction expenses and purchase price accounting adjustments), in each case approved by the HR Committee.
•	Pre-Tax Return on Capital: Adjusted EBITDA divided by (net working capital + net property, plant and equipment). Net working capital = current assets - current liabilities + current portion of long-term debt.
•	Adjusted Earnings per Share: diluted earnings (loss) per share from continuing operations before material restructuring/reorganization expenses, gains and losses on dispositions, the impact of changes in accounting rules, adjustments to asset values (gains or losses), asset impairment charges, gains or losses from currency translation adjustments, acquisition-related gains and expenses (including transaction expenses and purchase price accounting adjustments), in each case approved by the HR Committee.

Other Former Parent Compensation Decisions

Prior to the Separation, the Former Parent approved a Separation success bonus for each of Messrs. Beasley and Stevenson in the amount of $125,000 in recognition of his significant efforts and performance in support of the Separation, contingent on his continued employment through the date of payment. Half of the bonus was paid 30 days following the effective date of the Separation in November 2018, and the other half was paid 90 days following the effective date of the Separation in January 2019. The amount paid in January 2019 is reflected as Bonus for 2019 in the Summary Compensation Table.

Other Compensation Plans

Post-employment Benefits

Arcosa’s retirement and savings compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Arcosa’s retirement and savings compensation plans consist of the following:

•	Arcosa, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of Arcosa’s employees, including the Named Executive Officers and includes a potential annual Arcosa match for a portion of each employee’s contribution. The 401(k) Plan (i) provides for potential annual contributions by Arcosa to the participating employee’s account of up to an additional three percent of an employee’s base pay, subject to the Internal Revenue Code (“Code”) limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”); and (ii) requires Board approval for Arcosa to make the 401(k) Arcosa match and the Annual Retirement Contribution.
•	Arcosa, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) - a supplemental deferred profit sharing plan for highly compensated employees, including the Named Executive Officers, that allows them to defer a portion of their base pay and annual incentive and includes an Arcosa match of up to six percent of pay, first to the maximum extent under the 401(k) Plan and then to the Supplemental Plan.
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Effective January 1, 2020, the HR Committee recommended for approval, and the Board approved, amendments to the 401(k) Plan and Supplemental Plan to bring the plans in line with market practice. These amendments included, among other things:

•	401(k) Plan: changed the terms of the matching contribution, consistent with market terms; and eliminated the Annual Retirement Contribution.
•	Supplemental Plan: changed the name of the plan to Deferred Compensation Plan and eliminated the company match.

Change in Control Severance Plan

On December 6, 2018, the HR Committee recommended for approval, and our Board of Directors approved, the CIC Plan. Arcosa’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of Arcosa’s management to the interests of shareholders without distraction in potential circumstances arising from the possibility of a change in control of Arcosa.

Each of the Named Executive Officers entered into a participation agreement under the CIC Plan upon which such officer became subject to the CIC Plan and any prior individual change in control agreements were terminated. The CIC Plan is effective through the third anniversary of the effective date of the CIC Plan, provided that the Company has the right to renew the CIC Plan for additional one-year terms.

The CIC Plan contains a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the Named Executive Officer’s employment before compensation will be paid under the CIC Plan or for acceleration of equity awards that are granted on or after the date of the CIC Plan. Pursuant to the CIC Plan, if a Named Executive Officer’s employment is terminated by the Company without “Cause” or by the participant for “Good Reason,” in each case, within two years following a “Change in Control” (each, as defined in the CIC Plan), then:

•	the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and business segment presidents, and 1.5 for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance;
•	all then-outstanding and unvested stock awards that were granted on or after the effective date of the CIC Plan will become 100% vested;
•	all benefits under any then-outstanding deferred compensation arrangements will become 100% vested; and
•	for 24 months following the Named Executive Officer’s termination, (i) the Named Executive Officer will continue to receive medical, dental, vision, health, and life insurance benefits no less favorable than were provided prior to termination, provided that such coverage will cease if the Named Executive Officer obtains comparable coverage under a subsequent employer’s benefit plan; and (ii) the Named Executive Officer will receive executive level outplacement services, up to a maximum of $15,000.

With respect to equity awards outstanding prior to the effective date of the CIC Plan, such awards will become 100% vested following a Change in Control. The Named Executive Officers are required to execute a release in favor of the Company in exchange for receiving CIC Plan benefits. Pursuant to the CIC Plan, each Named Executive Officer is subject to non-competition, non-solicitation, and non-recruitment covenants for 12 months following termination of employment as well as confidentiality obligations and non-disparagement covenants that survive indefinitely.

The CIC Plan does not include excise tax gross ups. In the event payments under the CIC Plan would trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, such payments will be reduced if such reduction would result in a greater after-tax benefit to the Named Executive Officer.

Arcosa considers the compensation payable under the CIC Plan upon specified events of termination following a Change in Control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the CIC Plan are considered appropriate. These benefits are recognized as

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part of the total compensation package and are reviewed periodically, but may not be specifically considered by the HR Committee when making changes in base salary, annual incentive compensation or long-term incentive compensation.

The Change in Control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” Arcosa does not have severance agreements with Named Executive Officers other than in connection with the CIC Plan.

Health and Welfare Benefits

The Arcosa-supported medical plan, life insurance and long-term disability plan and employee-paid dental, vision, critical illness insurance and supplemental life insurance are substantially similar for the Named Executive Officers as for all full-time employees. Arcosa does not provide health benefits to retirees.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Named Executive Officers. The HR Committee will establish executive compensation arrangements that it believes are in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources Committee

David W. Biegler, Chair
Joseph Alvarado
John W. Lindsay

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Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with “Compensation Discussion and Analysis” above, which sets forth the objectives of the Company’s executive compensation programs.

The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, 2018, and 2017, other than Mr. Stevenson, who became a Named Executive Officer in 2019. The amounts paid and compensation granted in 2017 and during the period in 2018 before Separation were paid or provided by our Former Parent.

Summary Compensation Table

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Antonio Carrillo President and Chief Executive Officer(1)	2019	$850,000	$—	$3,367,702	$1,479,000	$879	$75,501	$5,773,082
	2018	585,985	—	7,461,408	633,185	561	95,726	8,776,865
	2017	—	—	130,023	—	713	113,205	243,941
Scott C. Beasley Chief Financial Officer	2019	400,000	62,500	396,234	435,000	—	13,150	1,306,884
	2018	307,417	62,500	262,188	207,000	—	16,825	855,930
	2017	270,000	—	440,193	213,000	—	11,714	934,907
Kerry S. Cole President, Energy Equipment	2019	440,000	—	346,714	582,000	—	21,244	1,389,958
	2018	420,000	—	407,816	302,400	—	55,447	1,185,663
	2017	400,000	—	311,235	355,000	21,000	49,967	1,137,202
Jesse E. Collins, Jr. President, Transportation Products	2019	355,844	—	346,714	178,172	—	16,800	897,530
	2018	320,833	—	262,188	202,500	—	17,271	802,792
	2017	300,000	—	511,945	177,500	37,000	16,200	1,042,645
Reid S. Essl President, Construction Products	2019	350,000	—	346,714	—	—	24,975	721,689
	2018	312,141	—	262,188	202,500	—	23,551	800,380
	2017	290,000	—	440,470	213,000	1,000	19,536	964,006
Bryan P. Stevenson Chief Legal Officer	2019	385,000	62,500	321,918	382,800	—	11,760	1,163,978
(1)	Mr. Carrillo was appointed as an officer of our Former Parent and the future CEO of the Company in April 2018. Prior to his appointment, Mr. Carrillo received compensation as a non-employee director of our Former Parent. Mr. Carrillo's 2018 stock award includes a one-time sign-on grant of time-based restricted stock units in connection with his appointment as an incentive for his agreeing to leave his prior employment as Chief Executive Officer of Orbia. He does not receive additional compensation for his services as a director of the Company.
(2)	This column includes amounts deferred pursuant to the Supplemental Plan for Messrs. Beasley, Cole, and Essl, and 2019 amounts are also reported in the “Nonqualified Deferred Compensation Table” below.
(3)	Amounts reported reflect the Separation success bonus earned by each of Messrs. Beasley and Stevenson, half of which was earned in January 2019, and the other half of which was earned in November 2018.
(4)	Amounts reflect the grant date fair value of awards of time-based restricted stock units and performance-based restricted stock units granted in the fiscal year computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the 2019 Annual Report. Amounts for performance-based restricted stock units are included at target value. The potential maximum values (200% of target) for the 2019-2021 performance-based restricted stock units are for Messrs. Carrillo, $4,015,366; Beasley, $472,438; Cole, $413,366; Collins, $413,366; Essl, $413,366; and Stevenson $383,829.
(5)	Non-equity incentive plan compensation represents cash awards earned under the Company AIP based on specified performance goal achievements.
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(6)	The Company does not have a pension plan for its NEOs. Amounts for 2018 and 2017 include the increase in the actuarial present value of benefits for Messrs. Cole, Collins, and Essl under our Former Parent's pension plan. During 2018, total pension values under our Former Parent's pension plan for Messrs. Cole, Collins, and Essl decreased $5,000; $8,000; and $1,000, respectively. In accordance with SEC rules, these negative amounts have been reported at $0 in this table. Messrs. Cole, Collins, and Essl retain benefits with our Former Parent under its pension plan, which is frozen and pursuant to which no future benefits will accrue. For Mr. Carrillo, amounts represent the above market earnings from the interest rate equivalent on director fees previously earned and deferred under our Former Parent's deferred plan for director fees. See “Director Compensation Discussion.”
(7)	For 2019, includes the Company’s matching amounts and the Annual Retirement Contribution under the Company’s 401(k) Plan for Messrs. Carrillo, $14,560; Beasley, $11,150; Cole, $13,820; Collins, $16,800; Essl, $13,459; and Stevenson, $11,760 and under the Company’s Supplemental Plan for 2019 for Messrs. Beasley, $2,000; Cole, $7,424; and Essl, $11,516. For Mr. Carrillo, amounts in 2019 also include (i) payment for U.S. and Mexico tax preparation and tax consulting fees of $50,691 (of which $12,343 consists of a tax gross-up payment), (ii) a physical examination, (iii) a matching contribution by the Company in his name pursuant to the Company’s program of matching charitable contributions, and (iv) dividend equivalents on phantom stock units accrued in respect of deferred director fees previously earned as a director of our Former Parent prior to his April 2018 appointment as an officer of our Former Parent and future CEO of Arcosa.
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Grants of Plan-Based Awards

The following table summarizes the 2019 equity and non-equity plan-based awards granted to the Named Executive Officers.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Awards(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio Carrillo
AIP		$85,000	$850,000	$1,700,000
Performance-Based RSUs	5/7/2019				—	55,738	111,476		$2,007,683
Time-Based RSUs	5/7/2019							37,159	1,360,019
Scott C. Beasley
AIP		25,000	250,000	500,000
Performance-Based RSUs	5/7/2019				—	6,558	13,116		236,219
Time-Based RSUs	5/7/2019							4,372	160,015
Kerry S. Cole
AIP		120,000	300,000	600,000
Performance-Based RSUs	5/7/2019				—	5,738	11,476		206,683
Time-Based RSUs	5/7/2019							3,826	140,032
Jesse E. Collins, Jr.
AIP		95,025	237,563	475,125
Performance-Based RSUs	5/7/2019				—	5,738	11,476		206,683
Time-Based RSUs	5/7/2019							3,826	140,032
Reid S. Essl
AIP		90,000	225,000	450,000
Performance-Based RSUs	5/7/2019				—	5,738	11,476		206,683
Time-Based RSUs	5/7/2019							3,826	140,032
Bryan P. Stevenson
AIP		22,000	220,000	440,000
Performance-Based RSUs	5/7/2019				—	5,328	10,656		191,915
Time-Based RSUs	5/7/2019							3,552	130,003
(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)	Represents the potential amounts payable under the 2019 Company AIP for attainment of specified performance goals. Actual amounts earned were paid in March 2020 and are disclosed in the 2019 Summary Compensation Table. Threshold, target, and maximum amounts each assume that the performance level was met for all applicable financial metrics. Performance below the minimum threshold results in no payout and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For performance falling between the specified levels, the amount earned will be interpolated accordingly. The performance metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”
(3)	Represents the potential number of performance-based restricted stock units of Arcosa that could be earned based on financial performance for 2019 through 2021. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2022 based on attainment of performance goals. Awards will pay out between 0% to 200% of the target performance-based restricted stock unit award based on actual performance against the performance levels set by the HR Committee. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. The performance metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”
(4)	Represents time-based restricted stock units of Arcosa, which will vest on May 15, 2022 if the Named Executive Officer remains an employee on such date. Time-based restricted stock units accrue dividend equivalent units payable in cash, which vest on the same vesting schedule as the underlying award.
(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
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Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

In 2019, the Named Executive Officers were granted 40% of their respective target LTI compensation as time-based restricted stock units. These awards were granted to reflect the HR Committee’s desire to incentivize the long-term commitment of key executives to build shareholder value. These time-based restricted stock units will cliff vest on May 15, 2022 if the Named Executive Officer remains an employee on such date. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units.

The remaining 60% of the Named Executive Officer's target LTI compensation was granted in the form of performance-based restricted stock units for the 2019-2021 performance period based on three-year average pre-tax return on capital and cumulative adjusted earnings per share. Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on May 15, 2022. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.

See “2019 Annual Compensation Determination—2019 Long-Term Incentive Compensation” under “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination or Change in Control” below for a description of the terms of 2019 LTI compensation.

In the “Grants of Plan-Based Awards” table, the estimates for future payouts under the 2019 AIP awards represent potential payments of annual incentive compensation for 2019 based on achievement of specified performance metrics. See “2019 Annual Compensation Determination—Annual Incentive Compensation” under “Compensation Discussion and Analysis” above for a description of the 2019 AIP awards.

We have a 401(k) plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. For 2019, depending upon years of service, we matched up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For 2019, we contributed up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service as an annual retirement contribution. See “Compensation Discussion and Analysis—Other Compensation Plans—Post-Employment Benefits.”

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2019, for each Named Executive Officer, the number of shares of unvested stock awards held in both Arcosa and Trinity. The market value of the stock awards was based on the closing price of the common stock as of December 31, 2019, which was $44.55 for Arcosa (stock ticker “ACA”) and $22.15 for our Former Parent (stock ticker “TRN”).

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Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Antonio Carrillo	217,528	$9,305,279	55,738	(2)	$2,483,128	(2)
			18,876	(3)	840,926	(3)
Scott C. Beasley	32,000	1,141,949	6,558	(2)	292,159	(2)
			1,249	(3)	55,643	(3)
Kerry S. Cole	59,000	2,015,743	5,738	(2)	255,628	(2)
			1,943	(3)	86,561	(3)
Jesse E. Collins, Jr.	28,166	1,041,301	5,738	(2)	255,628	(2)
			1,249	(3)	55,643	(3)
Reid S. Essl	53,604	1,732,231	5,738	(2)	255,628	(2)
			1,249	(3)	55,643	(3)
Bryan P. Stevenson	20,217	770,613	5,328	(2)	237,362	(2)
			1,027	(3)	45,753	(3)
(1)	The following table provides the vesting date of unvested restricted shares and time-based restricted stock unit awards. Includes TRN awards that were granted by our Former Parent prior to the Separation, and corresponding Arcosa awards received in respect of such TRN awards through the Separation.
Vesting Date	Antonio Carrillo		Scott C. Beasley		Kerry S. Cole		Jesse E. Collins, Jr.		Reid S. Essl		Bryan P. Stevenson
	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)
5/15/2020	—	—	9,690	5,166	16,672	6,852	9,614	2,274	9,784	5,449	7,776	3,403
12/31/2020	—	—	—	—	—	—	1,000	3,000	—	—	—	—
5/15/2021	20,973	—	3,887	7,497	3,326	3,501	2,807	4,257	3,998	7,830	1,942	2,403
5/15/2022	58,131	—	5,760	—	5,984	—	5,214	—	5,436	667	4,693	—
11/12/2022	115,474	—	—	—	—	—	—	—	—	—	—	—
5/15/2023	—	—	—	—	667	2,000	—	—	667	2,000	—	—
3/28/2024	—	—	—	—	666	2,000	—	—	—	—	—	—
5/15/2024	—	—	—	—	1,000	3,000	—	—	1,333	4,000	—	—
5/15/2025	—	—	—	—	—	—	—	—	111	333	—	—
5/15/2026	—	—	—	—	666	2,000	—	—	111	333	—	—
5/15/2027	—	—	—	—	—	—	—	—	222	666	—	—
5/15/2028	—	—	—	—	666	2,000	—	—	666	2,000	—	—
5/15/2029	—	—	—	—	—	—	—	—	666	2,000	—	—
4/3/2033	—	—	—	—	—	—	—	—	666	2,000	—	—
4/3/2046	—	—	—	—	—	—	—	—	666	2,000	—	—
Qualifying termination(a)	5,736	17,214	—	—	—	—	—	—	—	—	—	—
Retirement(b)	—	—	—	—	2,000	6,000	—	—	—	—	—	—
(a)	Outstanding deferred time-based restricted stock units that have vested but will be converted to shares of common stock upon a qualifying termination event.
(b)	Outstanding time-based restricted stock that will vest at retirement as defined by the Incentive Plan.
(2)	Represents the target number or value, as applicable, of 2019-2021 performance-based restricted stock units that could be earned if target financial performance goals are achieved. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2022 based on the the Company's average pre-tax return on capital and cumulative adjusted earnings per share for the performance period. Awards will pay out between 0% to 200% of the target performance-based restricted stock unit award based on actual performance against the performance levels set by the HR Committee. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. See “Compensation Discussion and Analysis—2019 Annual Compensation Determination—2019 Long-Term Incentive Compensation.”
(3)	Represents the threshold number or value, as applicable, of 2018-2020 performance-based restricted stock units that could be earned if threshold financial performance goals are achieved. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2021 based on the Relative Total Stockholder Return (as defined) of the Company as compared to the companies in the S&P MidCap 400 Index. Awards will pay out between 30% to 200% of
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the target performance-based restricted stock unit award based on actual performance against the performance levels. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. See “Compensation Discussion and Analysis—2019 Annual Compensation Determination—2018-2020 Performance-Based Restricted Stock Unit Awards.”

Option Exercises and Stock Vested in 2019

The following table summarizes for the Named Executive Officers in 2019 the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax. No stock options were exercised in 2019. As of December 31, 2019, the Company had no stock options outstanding.

Option Exercises and Stock Vested Table

Name		Stock Awards
	Stock Ticker	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Antonio Carrillo		—	$—
Scott C. Beasley	ACA	4,817	174,183
	TRN	10,450	220,286
Kerry S. Cole	ACA	6,698	242,200
	TRN	12,750	268,770
Jesse E. Collins, Jr.	ACA	4,556	173,135
	TRN	8,333	178,870
Reid S. Essl	ACA	4,729	171,001
	TRN	10,450	220,286
Bryan P. Stevenson	ACA	2,356	85,193
	TRN	3,064	64,589
(1)	The amounts shown are calculated based on the closing stock price of common stock on the date of vesting.

Nonqualified Deferred Compensation

The table below shows the contributions by the Named Executive Officers and the Company, the aggregate earnings on nonqualified deferred compensation in 2019, and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Antonio Carrillo	$—	$—	$83,617	$257,353
Scott C. Beasley	4,000	2,000	18,095	99,776
Kerry S. Cole	20,440	7,424	58,731	330,768
Jesse E. Collins, Jr.	—	—	—	—
Reid S. Essl	14,000	11,516	35,635	199,543
Bryan P. Stevenson	—	—	—	—
(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Salary” and/or “Non-Incentive Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table for 2019.
(2)	This column represents matching amounts under the Company’s Supplemental Plan. These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table for 2019.
(3)	This column represents earnings in the Company’s Supplemental Plan for Messrs. Beasley, Cole, and Essl. For Mr. Carrillo, this column represents earnings in respect of deferred director fees previously earned as a director of our Former Parent.
(4)	This column includes salary and incentive compensation deferrals to, and Company matching amounts under, the Company’s Supplemental Plan in the aggregate that are reported in the Summary Compensation Table for Messrs. Beasley, $54,433; Cole, $23,098; and Essl, $43,404 in 2018 and for Messrs. Beasley, $26,212; Cole, $21,344; and Essl, $39,180 in 2017.
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Deferred Compensation Discussion

For 2019, we had a Supplemental Plan for highly compensated employees who are limited as to the amount of deferrals allowed under our 401(k) Plan. Participants may elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments related. The first 6% of a participant’s base salary and bonus contributed to the supplemental plan, less any compensation matched under the 401(k) Plan, was matched from 25% to 50% based on years of service. The match vests 20% for each year of service up to 100% after five years. Participants chose from several mutual fund-like deemed investments. See “Compensation Discussion and Analysis—Other Compensation Plans.”

Amounts are paid out immediately on death. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

Potential Payments Upon Termination or Change in Control

Death, Disability, or Retirement

The Company’s long-term disability plan provides all salaried employees, including the Named Executive Officers, with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65, provided that the disability occurred prior to age 60. If the disability occurred at age 60 or older the maximum benefit period will be based on the age at disability. Deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.”

The Company also has a death benefit plan that was adopted in connection with the Separation to continue certain benefits provided to each of Messrs. Cole, Collins, and Essl by the Former Parent. Under the death benefit plan, they each have a death benefit while employed by the Company equal to the greater of his accrued benefit under the Former Parent pension plan or one year of his 2009 base salary for less than 10 years of service and 2½ times his 2009 base salary for at least 10 years of service. Equity awards held by the Named Executive Officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death or disability, and in some cases retirement. The Company AIP provides that in the event of death or disability, if the HR Committee so determines, the participant will be eligible to receive the pro rata portion of the participant’s AIP that would have been payable in such year. The AIP also provides that in the event of termination of employment for any other reason following the end of the performance period and prior to the date of actual payment, the HR Committee may pay the participant an amount not to exceed the amount earned.

The following table provides the dollar value of (i) cash payouts under the Company's death benefit plan; (ii) accelerated vesting of equity awards, and (iii) the payment of annual incentive compensation, in each case assuming each of the Named Executive Officers had been terminated by death, disability, or retirement on December 31, 2019. As of December 31, 2019, there were no outstanding stock options held by any of the Named Executive Officers.

	Antonio Carrillo(1) ($)	Scott C. Beasley ($)	Kerry S. Cole ($)	Jesse E. Collins, Jr. ($)	Reid S. Essl ($)	Bryan P. Stevenson ($)
Death
Cash(2)	$—	$—	$298,954	$145,952	$129,274	$—
Equity Awards(3)	11,391,591	1,307,901	2,230,514	1,199,285	1,890,215	906,446
AIP(4)	1,479,000	435,000	582,000	178,172	—	382,800
Total	$12,870,591	$1,742,901	$3,111,468	$1,523,409	$2,019,489	$1,289,246
Disability
Equity Awards(3)	$11,391,591	$1,307,901	$2,230,514	$1,199,285	$1,890,215	$906,446
AIP(4)	1,479,000	435,000	582,000	178,172	—	382,800
Total	$12,870,591	$1,742,901	$2,812,514	$1,377,457	$1,890,215	$1,289,246
Retirement
Equity Awards(3)	$1,100,263	$30,665	$47,704	$30,665	$30,665	$25,219
AIP(4)	1,479,000	435,000	582,000	178,172	—	382,800
Total	$2,579,263	$465,665	$629,704	$208,837	$30,665	$408,019
(1)	Upon termination due to death, disability, or retirement, in addition to the amounts reflected in the table, Mr. Carrillo would also receive a cash payout for his cash balance under the Director Deferred Plan, which represents fees earned and deferred while he served as a non-employee director of Former Parent. As of December 31, 2019, his accumulated cash balance in the Director Deferred Plan was $257,353.
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(2)	Reflects cash payouts under the death benefit plan.
(3)	The market value of the outstanding ACA and TRN equity awards was based on the closing price of the common stock as of December 31, 2019, which was $44.55 for Arcosa and $22.15 for our Former Parent.
(4)	Assumes payment at the discretion of the HR Committee of 2019 AIP based on 2019 actual results.

Change in Control

Each of the Named Executive Officers is a participant in the CIC Plan. Pursuant to the terms of the CIC Plan, if the Named Executive Officer’s employment is terminated by the Company without “Cause” (as defined below) or by the participant for “Good Reason” (as defined below), in each case, in connection with or within two years following a “Change in Control” (as defined below), then equity awards granted on or after the date of the CIC Plan vest and benefits under the Supplemental Plan and 401(k) Plan vest. In addition, the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and business segment presidents, and 1.5 for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance. Pursuant to the terms of the CIC Plan, equity awards in existence prior to the CIC Plan vest upon a “Change in Control.”

A “Change in Control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company or any of its subsidiaries with any other corporation, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company.

“Cause” is generally defined as a participant’s (i) continued failure to satisfactorily perform his or her duties with the Company or failure to comply with the Company’s code of conduct and other written policies, or willful failure to follow directions of the Board or his or her supervisor or manager, or any other willful act that likely will result in a materially negative effect to the Company, which, if curable, is not cured within thirty (30) days after notice thereof; (ii) fraud, theft, misappropriation embezzlement, dishonesty or breach of fiduciary duty by the Participant; (iii) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (iv) the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its affiliates, or the conviction of a felony; or (v) willful misconduct which is injurious to the Company (monetarily or otherwise), which if curable, is not cured by the participant within thirty (30) days after of a written notice from the Company.

“Good Reason” is generally defined as (i) a material diminution in the participant’s job title, responsibilities or duties; (ii) after the occurrence of a Change in Control, a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company that the participant held immediately before the Change in Control; (iii) a reduction by the Company in the participant’s base salary, unless the reduction is a proportionate reduction of the compensation of the participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; (iv) any action by the Company which would materially reduce the participant’s benefits, in the aggregate, under the Company’s benefit plans and incentive plans; (v) a change of more than fifty (50) miles from the location where the participant performs the majority of the participant’s job duties immediately prior to the Change in Control; or (vi) any material breach by the Company of any provision of the CIC Plan. Pursuant to the CIC Plan, the participant is required to provide the Company with an opportunity to remedy the Good Reason event prior to the participant submitting a notice of termination for Good Reason.

See “Change in Control Severance Plan” under the Compensation Discussion and Analysis section above for further information about the CIC Plan.

2020 PROXY STATEMENT | 43

If each Named Executive Officer’s employment had been terminated by the Company without Cause or by the NEO for Good Reason on December 31, 2019, occurring in connection with or within two years of a Change in Control of the Company, the NEO would have received the following:

Name	Equity Awards(1) ($)	AIP(2) ($)	Cash Compensation(3) ($)	Continuation of Benefits(4) ($)	Total ($)
Antonio Carrillo(5)	$14,591,448	$850,000	$5,100,000	$60,492	$20,601,940
Scott C. Beasley	1,619,614	250,000	1,300,000	60,009	3,229,623
Kerry S. Cole	2,559,921	300,000	1,480,000	56,321	4,396,242
Jesse E. Collins, Jr.	1,482,435	241,750	1,200,000	52,927	2,977,112
Reid S. Essl	2,173,365	225,000	1,150,000	32,464	3,580,829
Bryan P. Stevenson	1,160,515	220,000	907,500	56,058	2,344,073
(1)	Accelerated vesting of equity awards. The market value of the outstanding ACA and TRN equity awards was based on the closing price of the common stock as of December 31, 2019, which was $44.55 for Arcosa and $22.15 for our Former Parent.
(2)	Payment of 2019 AIP at target amount.
(3)	Cash lump sum equal to the sum of base salary and target AIP, multiplied by (i) three for the CEO, (ii) two for the CFO and business segment presidents, and (iii) 1.5 for all other participants.
(4)	Estimated cost of continuation for 24 months of medical, dental, life, and other insurance benefits, and the maximum amount of outplacement services benefits.
(5)	In addition to the amounts reflected in the table, Mr. Carrillo would also receive a cash payout for his cash balance under the Director Deferred Plan, which represents fees earned and deferred while he served as a non-employee director of Former Parent. As of December 31, 2019, his accumulated cash balance in the Director Deferred Plan was $257,353.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of its employees and the annual total compensation of Mr. Carrillo, the CEO.

For 2019, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the CEO), was $51,692; and
•	the annual total compensation of the CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $5,773,082.

Based on this information, for 2019 the ratio of the median of the annual total compensation of all employees to the annual total compensation of Mr. Carrillo was 112 to 1.

The Company used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the “median employee”:

•	The Company determined that, as of December 31, 2019, its employee population consisted of approximately 6,275 individuals working at Arcosa and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Code test.
•	As permitted under SEC rules, the Company adjusted the employee population to exclude 15 Canadian employees (or less than 1% of the employee population) such that a total of 6,260 individuals were used in determining the median employee.

For the Company’s employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2019 calendar year twelve month average exchange rate.

2020 PROXY STATEMENT | 44

The Company determined each employee’s base salary and cash performance incentive compensation paid during 2019 as reflected in the Company payroll records. The Company identified its median employee from its adjusted employee population based on this compensation measure.

The ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The specific dollar amounts used to determine the annual total compensation of the identified “median employee” shown above are different from the actual compensation measure described above that was used to identify the “median employee” and may not be comparable to the ratio used at other companies. The Company is disclosing this ratio in accordance with SEC requirements.

2020 PROXY STATEMENT | 45

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2019. Mr. Carrillo does not receive additional compensation for his services as a director of the Company.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Joseph Alvarado	$102,000	$130,003	$—	$2,500	$234,503
Rhys J. Best	208,000	130,003	—	5,000	343,003
David W. Biegler	128,000	130,003	31,956	8,498	298,457
Jeffrey A. Craig	108,000	130,003	—	—	238,003
Ronald J. Gafford	121,000	130,003	—	15,365	266,368
John W. Lindsay	100,000	130,003	—	220	230,223
Douglas L. Rock	128,000	130,003	—	4,878	262,881
Melanie M. Trent	108,000	130,003	—	5,000	243,003
(1)	This column reflects the cash fees earned by directors for Board and Committee service to Arcosa. Includes amounts deferred under the Arcosa, Inc. Deferred Plan for Director Fees (“Director Deferred Plan”).
(2)	Reflects awards of restricted shares and restricted stock units granted on May 7, 2019. These awards vest on May 7, 2020. The grant date fair value dollar amounts are computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the 2019 Annual Report.
(3)	As of December 31, 2019, the directors had Arcosa restricted stock and restricted stock units totaling as follows: Messrs. Alvarado, 3,552; Best, 26,872; Biegler, 26,641; Craig, 3,552; Gafford, 26,641; Lindsay, 3,552; Rock, 24,490; and Ms. Trent, 3,552. In addition, Messrs. Best, Biegler, Gafford, and Rock held deferred restricted stock units of our Former Parent for which they received Arcosa deferred restricted stock units based on the same distribution ratio of one Arcosa share for every three shares of Trinity that the Trinity shareholders received. As of December 31, 2019, these directors held the following deferred restricted stock units of our Former Parent: Messrs. Best, 69,970; Biegler, 69,276; Gafford, 69,276; and Rock, 50,795.
(4)	Represents for Mr. Biegler the above market earnings from the interest rate equivalent under the Director Deferred Plan. See “Director Compensation Discussion.”
(5)	For each of Messrs. Alvarado, Best, Biegler, Gafford, and Ms. Trent, includes a matching contribution by the Company in his or her name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual. Also includes dividend equivalents earned on phantom stock units for Messrs. Beigler, Gafford, Lindsay, and Rock.
2020 PROXY STATEMENT | 46

Director Compensation Discussion

The following table sets forth the components of 2019 compensation for our non-employee directors approved by the Board.

2019 Compensation Element	Amount
Annual Cash Retainer for Non-Employee Directors	$70,000
Annual Equity Award for Non-Employee Directors(1)	$130,000
Annual Cash Fees
Non-Executive Chair Fee(2)	$100,000
Chair of Corporate Governance and Directors Nominating Committee	$15,000
Chairs of Audit and Human Resources Committees	$20,000
Other Cash Fees
Board and Committee meeting fee per meeting attended	$2,000
Ad hoc or special assignment work performed for or at the request of the CEO, per diem	$2,000
(1)	Number of shares is based on the closing stock price on the date of grant. The annual equity award is granted following the annual meeting for continuing directors in the form of restricted stock with one-year cliff vesting or deferred restricted stock units that vest in one year but remain deferred until a qualifying termination of service from the Board. Following the director's qualifying termination of services, vested deferred restricted stock units convert into shares of common stock equal to the number of units.
(2)	The Non-Executive Chair Fee may be paid, at the Chair's election, in the form of cash or deferred restricted stock units.

Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the cash retainers and fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2019) or, at the director’s prior election, in units (“phantom stock units”) of the Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account. The phantom stock units are settled only in cash. Phantom stock units are credited with amounts equivalent to dividends paid on the Common Stock. Upon a qualifying termination, the value of the account will be paid in cash to the director in a lump sum or in annual installments not exceeding ten years according to the director’s prior election.

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

Messrs. Carrillo, Biegler, Gafford, and Rock participated in our Former Parent's deferred plan for director fees. In connection with the Separation, amounts accumulated under this plan were transferred to Arcosa's Director Deferred Plan and continue to be deferred until a qualifying termination under the Director Deferred Plan.

To further align our non-employee directors’ and shareholders’ interests, we require that the directors hold shares of our Common Stock in an amount equal to five times the annual Board retainer within five years of becoming a director. All of our directors have met or are on track to meet the ownership requirements.

Non-employee directors may also participate in the Company's matching gift program on the same terms as our employees. Under the program, the Company matches contributions up to $5,000 per year, per director, to charitable organizations.

2020 Compensation Changes

The Governance Committee conducted its annual review of non-employee director compensation. Following a review of comparative market analysis provided by the New Compensation Consultant, the Governance Committee approved and recommended to the Board for its approval, and the Board approved, the following changes to non-employee director compensation, effective January 1, 2020:

•	eliminated cash fees for regularly scheduled board and committee meetings, with a $2,000 cash meeting fee payable beginning with the second non-regularly scheduled meeting of each of the Board and its committees
•	in lieu of meeting fees, increased the annual cash retainer for non-employee directors to $110,000
2020 PROXY STATEMENT | 47

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, and Ratification of Transactions with Related Persons

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain shareholders, and any of their respective immediate family members. The policy applies to “Related Person Transactions,” which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;
•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
•	the availability of other sources for comparable products and services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Governance Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation. In 2019, the Company did not enter into any related party transaction of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

2020 PROXY STATEMENT | 48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of the Company’s Common Stock as of March 9, 2020 for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201.

Name	Amount and Nature of Ownership of Common Stock(1)	Percent of Class(2)
Directors:
Joseph Alvarado	5,697	*
Rhys J. Best	42,946	*
David W. Biegler	34,713	*
Jeffrey A. Craig	5,697	*
Ronald J. Gafford	33,113	*
John W. Lindsay	5,697	*
Douglas L. Rock	24,490	*
Melanie M. Trent	5,697	*
Named Executive Officers:
Antonio Carrillo	17,402	*
Scott C. Beasley	11,383	*
Kerry S. Cole	13,540	*
Jesse E. Collins, Jr.	4,643	*
Reid S. Essl	8,424	*
Bryan P. Stevenson	2,884	*
All Directors and Executive Officers as a Group (14 persons):	216,326	*
Other 5% Owners:
The Vanguard Group	5,013,947(3)	10.4%
BlackRock, Inc.	7,462,636(4)	15.5%
*	Less than one percent (1%)
(1)	Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through restricted stock units held as of March 9, 2020, or within 60 days thereafter, as follows: Best, 26,872; Biegler, 26,641; Carrillo, 5,736; Gafford, 23,089; Lindsay, 3,552; Rock, 20,938; and all directors and executive officers as a group, 106,828 shares. At March 9, 2020, no directors or executive officers had any shares pledged as security.
(2)	Percentage ownership is based on number of shares of Common Stock outstanding as of March 9, 2020.
(3)	The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an amendment to Schedule 13G filed on February 12, 2020, that they have sole voting power over 45,954 shares, shared voting power over 5,900 shares, sole dispositive power over 4,967,157 shares, and shared dispositive power over 46,790 shares.
(4)	BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed February 4, 2020, that they have sole voting power over 7,342,361 shares and sole dispositive power over 7,462,636 shares.
2020 PROXY STATEMENT | 49

ADDITIONAL INFORMATION

Shareholder Proposals for the 2021 Proxy Statement

Shareholder proposals to be presented at the 2021 Annual Meeting of Shareholders, for inclusion in the Company’s proxy statement and form of proxy relating to the meeting pursuant to SEC Rule 14a-8, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than November 24, 2020. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2021 Annual Meeting

Our Bylaws establish advance notice procedures with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. These procedures provide, generally, that shareholders desiring to place in nomination persons for directors and/or bring a proper subject of business before an annual meeting must do so by a written notice timely received (on or before February 4, 2021, but no earlier than January 5, 2021, for the 2021 Annual Meeting of Shareholders) to the Corporate Secretary of the Company. Shareholders should review the specific procedures set forth in the Bylaws regarding the exact information required. Copies of the Company’s Bylaws are available from the Company’s Corporate Secretary at Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201.

Annual Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2019 (not including exhibits and documents incorporated by reference), the Proxy Statement for this Annual Meeting, and the annual report and proxy materials for future annual meetings (once available) at your request. Please direct all requests to Yuki P. Whitmire, Associate General Counsel and Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201. These materials also are available, free of charge, on our website at www.arcosa.com or at the website of the SEC at www.sec.gov.

2020 PROXY STATEMENT | 50

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are properly presented for action at the meeting, it is the intention of the persons named as proxies in the proxy card or electronic voting form to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

YUKI P. WHITMIRE
Associate General Counsel and Corporate Secretary

March 24, 2020

2020 PROXY STATEMENT | 51

ANNEX A - Reconciliation of Non-GAAP Financial Measures

This Proxy Statement contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP financial information is provided as supplemental information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies.

Reconciliations of each of the non-GAAP financial measures to the closest GAAP measure are set forth in the tables below.

Adjusted EBITDA

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Year Ended December 31,
	2019	2018
Revenues	$1,736.9	$1,460.4

Net income	113.3	75.7
Add:
Interest expense, net	5.4	0.5
Provision for income taxes	33.5	19.3
Depreciation, depletion, and amortization expense	85.8	67.6
EBITDA	238.0	163.1
Add:
Impairment charge	—	23.2
Impact of acquisition-related expenses(1)	2.0	0.8
Other, net (income) expense(2)	0.7	(0.6)
Adjusted EBITDA	$240.7	$186.5
Adjusted EBITDA Margin	13.9%	12.8%
(1)	Non-routine expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(2)	Included in Other, net expense was the impact of foreign currency exchange transactions of $1.5 million and $(0.2) million for the year ended December 31, 2019 and 2018, respectively.

Adjusted Segment EBITDA

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a

2020 PROXY STATEMENT | 52

company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Year Ended December 31,
	2019	2018
Construction Products
Revenues	$439.7	$292.3

Operating Profit	52.7	50.4
Add: Depreciation, depletion, and amortization expense	38.0	21.9
Segment EBITDA	90.7	72.3
Add: Impact of the fair value mark up of acquired inventory	1.4	0.8
Adjusted Segment EBITDA	$92.1	$73.1
Adjusted Segment EBITDA Margin	20.9%	25.0%

Energy Equipment
Revenues	$836.6	$780.1

Operating Profit	100.7	28.6
Add: Depreciation and amortization expense	27.9	29.7
Segment EBITDA	128.6	58.3
Add: Impairment charge	—	23.2
Adjusted Segment EBITDA	$128.6	$81.5
Adjusted Segment EBITDA Margin	15.4%	10.4%

Transportation Products
Revenues	$465.7	$391.4

Operating Profit	46.8	48.4
Add: Depreciation and amortization expense	16.3	15.5
Segment EBITDA	63.1	63.9
Add: Impact of the fair value mark up of acquired inventory	0.6	—
Adjusted Segment EBITDA	$63.7	$63.9
Adjusted Segment EBITDA Margin	13.7%	16.3%

Operating Loss - All Other	$—	$(0.1)
Operating Loss - Corporate	(47.3)	(32.1)
Eliminations	—	(0.3)
Add: Corporate depreciation expense	3.6	0.5
Adjusted EBITDA	$240.7	$186.5

2020 PROXY STATEMENT | 53

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/04/2020 for shares held directly and by 11:59 P.M. ET on 04/30/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/04/2020 for shares held directly and by 11:59 P.M. ET on 04/30/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees	**For**	**Against**	**Abstain**
1a. Joseph Alvarado	☐	☐	☐
1b. Jeffrey A. Craig	☐	☐	☐
1c. John W. Lindsay	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
3. Ratify the Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000448289_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com

ARCOSA, INC.
Annual Meeting of Shareholders
Tuesday, May 5, 2020 at 8:30 am CDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Antonio Carrillo, Bryan Stevenson, and Yuki Whitmire, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcosa, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 am CDT, on May 5, 2020, at Ross Tower, Lower Level Conference Center, 500 N. Akard St., Dallas, TX 75201, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000448289_2 R1.0.1.18